    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 2005


                                       INVESTMENT COMPANY ACT FILE NO. 811-21479
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM N-2
         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940


                               /X/ AMENDMENT NO. 5


                        (CHECK APPROPRIATE BOX OR BOXES)
                                   ----------

                    MADISON HARBOR BALANCED STRATEGIES, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                              THE CHRYSLER BUILDING
                              405 LEXINGTON AVENUE
                               NEW YORK, NY 10174

                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 380-5500

                                 EDWARD M. CASAL
                             CHIEF EXECUTIVE OFFICER
                    MADISON HARBOR BALANCED STRATEGIES, INC.
                              THE CHRYSLER BUILDING
                              405 LEXINGTON AVENUE
                               NEW YORK, NY 10174
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                   ----------
                                   COPIES TO:

                                 STEVEN B. BOEHM
                         SUTHERLAND ASBILL & BRENNAN LLP
                         1275 PENNSYLVANIA AVENUE, N.W.
                              WASHINGTON, DC 20004

                                   ----------

THIS REGISTRATION STATEMENT HAS BEEN FILED BY REGISTRANT PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. HOWEVER, INTERESTS IN THE REGISTRANT ARE NOT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), SINCE SUCH INTERESTS WILL BE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS WHICH DO NOT INVOLVE ANY "PUBLIC OFFERING" WITHIN THE MEANING OF SECTION 4(2) OF THE 1933 ACT. INVESTMENT IN THE REGISTRANT MAY BE MADE ONLY BY INDIVIDUALS OR ENTITIES WHICH ARE "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE 1933 ACT. THIS REGISTRATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY INTERESTS IN THE REGISTRANT.


Information included in the Private Placement Memorandum contained in Amendment No. 1 to the Registration Statement, filed November 1, 2004, as amended by Amendment No. 2 to the Registration Statement, filed January 28, 2004, Amendment No. 3 to the Registration Statement, filed May 25, 2005, and Amendment No. 4 to the Registration Statement, filed June 16, 2005, is incorporated herein by reference, except that the disclosure contained in the following sections is replaced and/or supplemented, as the case may be, with the corresponding sections set forth below in the attached Private Placement Memorandum Supplement:






PRIOR SECTION                         UPDATED SECTION                 TYPE OF REVISION
----------------------------------------------------------------------------------------
The Offering                          The Offering                      Replaced

Plan of Distribution                  Plan of Distribution              Replaced

Special Dividend                      Special Dividend                  Supplemented

Summary Comparison of Current         Summary Comparison of Current     Replaced
 Subscribed and Pre-Approved           Subscribed and Pre-Approved
 Underlying Funds                      Underlying Funds

Changes to Pre-Approved               Changes to Pre-Approved           Replaced
 Underlying Funds                      Underlying Funds

PRIVATE PLACEMENT MEMORANDUM SUPPLEMENT DATED June 27, 2005
(to Private Placement Memorandum dated November 1, 2004)

-------------------------------------------------------------------------------
                         Up to Approximately $300,000,000

                      MADISON HARBOR BALANCED STRATEGIES, INC.
                      A REAL ESTATE PRIVATE EQUITY FUND OF FUNDS

This private placement memorandum supplement supplements the private placement memorandum dated November 1, 2004 relating to the offering of up to 300,000 shares of our common stock, par value $0.0001 (the "Shares"), at a cost of $1,000 per Share, by updating certain information concerning how the offering will be conducted, as well as other related matters. You should carefully read this private placement memorandum supplement and the private placement memorandum before investing in our Shares, and retain copies of each for future reference. You should also review the information set forth under "Risk Factors" on page 2 of the private placement memorandum before investing.


                                 THE OFFERING

We are offering investors the opportunity to subscribe to purchase our Shares. We are offering up to approximately 300,000 Shares through Wells Fargo Investments, a registered broker-dealer. We may also distribute shares through other brokers or dealers (collectively with Wells Fargo Investments, the "Distributors," each firm a "Distributor"). We conducted an initial closing on January 28, 2005 (the "Initial Closing Date"), a second closing on April 29, 2005 (the "Second Closing Date") and a third closing on May 31,
2005 (the "Third Closing Date"). The Adviser in its sole discretion may conduct additional closings subsequent to the Third Closing Date, though the Adviser is not obligated to do so. The Adviser currently anticipates conducting additional closings subsequent to the Third Closing Date of which the fourth closing is expected to occur on or about June 30, 2005 (the
"Fourth Closing Date") and any additional closings subsequent to the Fourth Closing Date are expected to occur on or prior to December 31, 2005 (the "Subsequent Closing Dates," each a "Subsequent Closing Date"), though the number and dates of such additional closings remain subject to change in the Adviser's sole discretion.

Payments transmitted by subscribers to us, or to the Distributors, for investment in Madison Harbor Balanced Strategies, Inc. (the "Fund") will be deposited in an interest-bearing bank escrow account with SEI Global Fund Services pending the Fourth Closing Date, or if received thereafter, the next scheduled Subsequent Closing Date. Funds deposited into the escrow account will be invested in accordance with applicable law until the Fourth Closing Date, or if received subsequent thereto, the next scheduled Subsequent Closing Date. At the time of the Fourth Closing Date, and each Subsequent Closing Date, all funds deposited in the escrow account will be released to the Fund and may be invested in Underlying Funds in the Adviser's sole discretion. In the event that the Fund rejects a subscriber's Subscription Agreement or a subscriber elects to withdraw his or her subscription prior to the next scheduled Subsequent Closing Date, we will promptly deliver to such subscriber all funds received. No interest will be paid on an investor's escrowed funds in the event of such a rejection or withdrawal. In addition, subscribers may not withdraw their subscriptions after the applicable closing date as of which their funds have been released from escrow and invested in the Fund.

The Adviser may elect to terminate the offering at any point subsequent to the Fourth Closing Date and all proceeds from the offering received subsequent to the Fourth Closing Date will be refunded to investors with any interest earned thereon and without any deductions.

                             PLAN OF DISTRIBUTION

We have engaged Wells Fargo Investments to act as the Distributor of our Shares on a best-efforts basis, subject to various conditions. We may also enter into agreements and distribute our Shares through other brokers or dealers (collectively with Wells Fargo Investments, the "Distributors"). We may also accept offers to purchase Shares ourselves that we receive directly from investors.

We will enter into a separate distribution agreement with each of the Distributors. Subject to the terms and conditions of the respective distribution agreements, each of the Distributors has severally agreed, or will severally agree, to act as our placement agent, and thereby to offer and sell, on a best efforts basis, up to the maximum number of Shares (300,000) currently being offered, subject to the condition that the Distributors together may not sell an aggregate number of shares in excess of such maximum amount.

On January 28, 2005, we conducted an initial closing, pursuant to which we received net proceeds of approximately $10,170,000. On April 29, 2005, we conducted a second closing, pursuant to which we received net proceeds of approximately $2,005,000. On May 31, 2005 we conducted a third closing, pursuant to which we received net proceeds of approximately $875,000. Of these combined amounts, we have committed approximately $1,478,000 to MMA/ Transwestern Mezzanine Realty Partners II, LLC (formerly known as MONY/Transwestern Mezzanine Realty Partners II, LLC), of which a balance of approximately $222,752 has been called. In addition, we have committed approximately $1,500,000 to Legg Mason Real Estate Capital II, Inc. and approximately $1,500,000 to Legacy Partners Office and R&D Fund I, of which none of the respective balances has been called. The remainder of the net proceeds is currently held in the Managed Account.

Sales Charges

The Distributors propose to offer the Shares to eligible investors at the offering price set forth on the cover of the Offering Memorandum, plus a sales charge of up to 3.5% of the offering price. Any such sales charge will be paid by each investor in addition to the offering price for our Shares, and will not reduce the proceeds we will receive from this offering.

The Adviser may pay additional compensation to the Distributor(s) from its own resources in connection with the servicing of the Investors. This amount is currently anticipated to range between 0.325% and 0.65% of net asset value annually.

Offering Expenses

We estimate that the total expenses of our offerings, which will be paid by us, will be approximately $850,000. In the event that the total expenses of these offerings exceed 0.85% of the gross proceeds of the offerings, the Adviser will reimburse the Fund for any such expenses incurred above 0.85% of the gross proceeds of the offerings.

Other Relationships

In the ordinary course of business, the Distributors and/or their affiliates may perform commercial banking, financial advisory and investment banking services for us for which they may receive customary compensation.

                              SPECIAL DIVIDEND

In order to ensure equal treatment of all investors, the Fund expects to declare, subject to action being taken by our Board of Directors, a special dividend payable to Shareholders of record immediately prior to each Subsequent Closing Date. This special dividend is intended to distribute any income, including both realized and unrealized capital gains, that the Fund may have earned since the most recent Subsequent Closing Date. The Fund anticipates conducting such distributions, if any, in the form of a cash dividend. The Fund may elect, however, to distribute the proceeds of any unrealized capital gains in the form of a stock dividend. Such distributions will be payable upon a date to be designated by our Board of Directors following each Subsequent Closing Date to shareholders of record as of the immediately preceding closing date.

                             FEES AND EXPENSES

The Adviser will reduce its management fee until December 31, 2005 to the extent that the subscription period remains open, to 0.15% of the net asset value of the Fund. In addition, we estimate that ongoing operating expenses, excluding management fees, for our first year of operations ending December 31, 2005 will total approximately $450,000. In the event that our total ongoing operating expenses in any particular fiscal year of operations, excluding management fees, exceed 1.00% of our net asset value as determined at the end of that fiscal year, however, the Adviser will reimburse the Fund for any such expenses incurred above 1.00% of our net asset value. Due to our limited operations for the fiscal year ended March 31, 2005, the amount of the Adviser's first reimbursement will be calculated for the period from the commencement of our operations on January 28, 2005, through the end of our first full fiscal year on March 31, 2006.

    SUMMARY COMPARISON OF CURRENT SUBSCRIBED AND PRE-APPROVED UNDERLYING
                                    FUNDS



                                              Stated Minimum           Investment           Regions          Investment
                                Targeted       Investment               Strategy                                Type
Fund                            Fund Size       Amounts                         Value
                               ($ million)    ($ million)      Opportunities    Added    US      Int'l      Equity     Debt
----------------------------------------------------------------------------------------------------------------------------

Subscribed Underlying Funds
MMA/Transwestern Mezzanine          300            5.0              /X/           / /     /X/       / /      / /        /X/
  Realty Partners II, L.L.C.

Legacy Partners Office and          250            2.0              / /           /X/     /X/       / /      /X/        / /
  R&D Fund I

Legg Mason Real Estate              250            2.0              / /           /X/     /X/       / /      / /        /X/
  Capital II, Inc.



-------------------------------------------------------------------------------


                                 SUBSCRIPTIONS

On January 14, 2005, we entered into a subscription agreement with MMA/Transwestern Mezzanine Realty Partners II, L.L.C. ("MMA/Transwestern Mezzanine II") (formerly known as MONY/Transwestern Mezzanine Realty Partners II, L.L.C.), pursuant to which we committed to invest approximately $1,478,000 into that fund, of which a balance of approximately $334,000 has been called. MMA/Transwestern Mezzanine II will pursue mezzanine investments in the $3 to $25 million range, where the owner's equity is at least 10% of total value (post-investment). A more detailed description of this fund is provided on pages 38-39 of our private placement memorandum.

On May 6, 2005, we entered into a subscription agreement with Legacy Partners Office and R&D Fund I ("Legacy"), pursuant to which we committed to invest approximately $1,500,000. Legacy Partners invests in office properties in western markets, primarily Southern California, the San Francisco Bay Area, Denver and Seattle seeking to acquire properties which have suffered from lack of demand due to the decline in technology investment or which are in need of substantial renovation. The management team at Legacy is the former west coast unit of the Lincoln Property Company. A more detailed description of this fund is provided on pages 36-37 of our private placement memorandum.

On May 6, 2005, we entered into a subscription agreement with Legg Mason Real Estate Capital II, Inc. ("LMREC II), pursuant to which we committed to invest approximately $1,500,000. A detailed description of this fund is provided below.

Legg Mason Real Estate Capital II, Inc.



Focus:                            Real estate mezzanine debt across a variety of
                                  product types located primarily in the U.S.
Sponsor's/Manager's
Formation Date:                   1970/2000

Sponsor's/Manager's
Assets Under                      $360 billion/$232 million
Management:
Key Management:                   Glenn A. Sonnenberg, Wallace O. Sellers,
                                  Brian C. Buchhagen

Stated Minimum                    $2 million for institutions; $250,000 for
Investment:                       individuals
Commitment Period:                30 months from the initial closing date with
                                  extensions permitted
Term of Fund:                     7 years with one one-year extension


Summary. Legg Mason, Inc. (together with its subsidiaries, "Legg Mason") is sponsoring the formation of Legg Mason Real Estate Capital II, Inc., a Delaware corporation ("LMRECII") to make and purchase real estate loans and non-participating equity. Such investments may include non-participating mezzanine loans, first and second mortgages, pooled subordinate tranches of short-term, variable-rate loans ("Short-Term Pools") and non-participating preferred equity investments, as well as investments directly related thereto, all collateralized or supported by, or made in, smaller and mid-sized commercial real estate projects located throughout the United States and in Canada (collectively, the "Investments"). The Investments will be managed for LMRECII by Legg Mason Real Estate Investors, Inc. (the "Manager"), a subsidiary of Legg Mason, Inc. The Manager intends for LMRECII to assemble a geographically diverse portfolio of real estate-related assets.

The Manager and Legg Mason are targeting capital commitments of $300 - $400 million to LMRECII. Legg Mason, its sponsor, has committed five percent of the aggregate commitments in LMRECII, up to a maximum of $20 million.

Legg Mason, Inc., headquartered in Baltimore, Maryland, is a financial services holding company that provides asset management, securities brokerage, investment banking and related financial services through its wholly owned subsidiaries. As of December 31, 2004, Legg Mason managed approximately $360 billion in third-party funds. The experience, network and reputation of Legg Mason's affiliates in investment banking and asset management, together with the experience, network, and reputation of the Manager and its principals, is expected to provide LMRECII with national access to investment opportunities.

Investment Philosophy. LMRECII's investment approach is focused, concentrating on the mezzanine level of the real estate capital structure. The Manager believes this approach affords the best risk-adjusted returns.

There are three primary reasons LMRECII will focus on the mezzanine tier or middle portion of the risk spectrum. First, the Manager believes that demand for this type of capital currently exceeds, and will continue to exceed, supply, particularly as large institutional lenders often overlook or ignore opportunities in the $3 million to $15 million range, which will be LMRECII's primary focus. Second, LMRECII will have subordinate, "first loss" capital of an owner at risk ahead of LMRECII's investment. Third, LMRECII expects to be able to impose significant controls on the borrower/partner and to have remedies available if the borrower/partner defaults on its obligations. In summary, LMRECII's investment strategy aimed at the mezzanine tier is intended to deliver returns, approximating those of investments in direct real estate equity, but with a lower overall level of risk.

The Manager anticipates that most of LMRECII's Investments will be made in types of properties that have "value added" or "value creation" potential. Strategically consistent situations include those where re-leasing or redevelopment opportunities exist that could improve the property's position in the marketplace, such as converting a "Class B" building into a "Class A" building, or situations where the property is being acquired by a new owner from prior owners that under-managed or mismanaged the property, experienced below market rent or occupancy, lacked requisite experience, or lacked capital to effectuate improvements necessary to maintain the property's market place competitiveness. LMRECII's investments may also include lending in situations where a variable rate loan is desirable until attractive fixed financing is available, and properties being acquired by new owners where available first mortgage financing is insufficient to meet total financing requirements and the borrower/partner is seeking additional capital from a non-traditional financing source

Investment Team. The senior members of the investment team have successfully invested approximately $800 million on behalf of institutional and individual investors in several investment funds that had investment strategies that were substantially similar to those of LMRECII.

The Investment Committee will be responsible for making investment decisions for LMRECII and for supervising the actions taken by the Manager on behalf of LMRECII. The members of the Investment Committee will consist primarily of directors and officers of LMRECII. The initial members of the Investment Committee are expected to be Messrs. Glenn A. Sonnenberg, Wallace O. Sellers, Jr., Richard J. Himelfarb, Thomas E. Robinson, Richard A. Jacobs and David M. Fick.

Glenn A. Sonnenberg is President of the Manager and LMREC. Prior to joining the Manager in 2000, he was Managing Director of Prudential Carbon Mesa ("PCM"), where he was the senior executive for the WMF Funds. From 1995 to 1997, Mr. Sonnenberg was President and CEO of ING Real Estate Investors ("ING"), which managed both Mountain AMD (a venture with over $300 million in assets) and other assets totaling over $1 billion.

Wallace O. Sellers, Jr. is Executive Vice President of the Manager. Prior to joining the Manager in 2000, Mr. Sellers was a Principal in PCM. Mr. Sellers was Vice President and the senior portfolio manager for ING, where he worked with Mr. Sonnenberg.

Brian C. Buchhagen is Managing Director of the Manager. Prior to joining the Manager in 2000, Mr. Buchhagen was a Principal with PCM. Previously, Mr. Buchhagen was a Vice President with ING, where he worked with Messrs. Sonnenberg and Sellers. Previously, Mr. Buchhagen was an Asset Manager with Lennar Partners, Inc. and The Morgan Stanley Real Estate Fund.

Richard J. Himelfarb is an Executive Vice President and a director of Legg Mason, Inc. He has senior management responsibility for Legg Mason Wood Walker's ("LMWW"'s) Investment Banking Department and Legg Mason's real estate finance subsidiaries. Prior to joining Legg Mason in 1983, he served as outside general counsel to the firm.

Thomas E. Robinson is Co-Head of the Real Estate Investment Banking Group of LMWW. Prior to joining LMWW in 1997, he was President and Chief

Financial Officer of Storage USA, Inc., a publicly traded real estate investment trust. Previously, Mr. Robinson served as National Director of REIT Advisory Services for the national accounting firm of Coopers & Lybrand, LLP.

David M. Fick is Managing Director, Real Estate Research Group of LMWW, where he analyzes the real estate investment trust industry, currently focusing on the retail real estate sector. Mr. Fick has 20 years of real estate industry experience.


               SUBSCRIBED UNDERLYING FUNDS
               -----------------------------------------------------
               MMA/Transwestern Mezzanine Realty Partners II, L.L.C. Legacy Partners Office and R&D Fund I
               Legg Mason Real Estate Capital II, Inc.

                   CHANGES TO PRE-APPROVED UNDERLYING FUNDS

In the event any of the Pre-Approved Underlying Funds described in the private placement memorandum, or in this supplement thereto, closes its fund to additional subscriptions prior to the Initial Closing Date, we will not be able to invest in that fund. To that end, RockBridge Real Estate Fund II, LLC and Europa Fund II, Pre-Approved Underlying Funds described in the private placement memorandum, have been, or shortly will be, closed to new subscriptions and have therefore been removed from the Adviser's list of Pre-Approved Underlying Funds.

In addition, the Adviser retains complete discretion to determine the portion of the proceeds of this offering, if any, to invest in each Underlying Fund. The Adviser will approve and cause us to invest in additional Underlying Funds from time to time.

                           ENGAGEMENT OF SUB-ADVISER

The Adviser has engaged Conning Asset Management Company ("Conning") to act as an investment sub-adviser to the Fund. Conning will manage the assets of the Managed Account (i.e., the assets of the Fund that have not yet been invested in the Underlying Funds). The Adviser will compensate Conning directly, and will not be entitled to reimbursement by the Fund for any fees or expenses paid to Conning.

                                  CUSTODIAN

The Fund has entered into a custody agreement, pursuant to which the securities of the Managed Account will be held by Wachovia Bank, National Association. The address of the custodian is 123 South Broad Street, Mail Stop 4942, Philadelphia, PA 19109.


                                  MANAGEMENT

Other Officers

On February 1, 2005, Madison Harbor Capital, LLC announced the appointment of Christopher J. Brown as Chief Financial Officer and Chief Compliance Officer of Madison Harbor Capital, LLC and the Adviser. On April 22, 2005, our Board of Directors also approved Mr. Brown to serve as our Chief Compliance Officer.

Christopher J. Brown, Chief Compliance Officer, 39, serves as Chief Financial Officer of the Madison Harbor Capital, LLC. Mr. Brown joined Madison Harbor in February 2005 after accumulating over eighteen years of experience in the financial services industry. Most recently, Mr. Brown served as the Chief Financial Officer of Victory SBSF Capital Management, a New York City-based, value-style, investment advisor which managed client assets of approximately $4 billion through a variety of investment vehicles. While at SBSF, Mr. Brown had responsibility for all finance, accounting and operations matters including financial reporting, budgeting, forecasting, audit and regulatory exam oversight, expense control, compensation management, IT, HR, and disaster recovery. Mr. Brown was also directly responsible for all operational matters related to the administration of SBSF's separately managed account business, which consisted of over two thousand clients. During his tenure at SBSF, Mr. Brown also served as the Treasurer for the SBSF Funds, Inc., a family of registered mutual funds. In this capacity, he had responsibility for all accounting, administration and compliance matters. Mr. Brown was also the chief accounting officer for several hedge funds, investment partnerships and private equity vehicles.

Mr. Brown was also a member of the Management Committee of SBSF's parent company, Victory Capital Management, the asset management arm of KeyCorp. While serving on this committee, Mr. Brown was directly involved in the development and implementation of Victory's strategic business plan, which directed the management over $50 billion of client assets in separately managed accounts, mutual funds and investment partnerships.

Prior to joining Victory Capital Management, Mr. Brown was a Manager in the Financial Services Audit Practice at KMPG Peat Marwick. While at KPMG, Mr.

Brown managed teams of professionals which conducted audits of mutual funds, investment advisors, investment partnerships and broker dealers.

Mr. Brown is a cum laude graduate of Boston College, where he majored in Accounting and Physics. He was awarded a Bachelors of Science degree in 1987. Mr. Brown became a licensed Certified Public Accountant in 1989 and is currently a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

                            PART C. OTHER INFORMATION

Item 24. Financial Statements and Exhibits:

1.    Financial
      Statements

         None.

2.    Exhibits
      a. Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit a of Amendment No. 1 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on November 1, 2004).
      b. Bylaws (Incorporated by reference to Exhibit b of the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on December 19,
               2003).

      c.       Not Applicable.

      d.       Not Applicable.

      e.       Not Applicable.

      f.       Not Applicable.

      g.1. Form of Investment Advisory Agreement (Incorporated by reference to Exhibit g of Amendment No. 1 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on November 1, 2004).

      g.2. Form of Investment Sub-Advisory Agreement with Conning Asset Management Company (Incorporated by reference to Exhibit g.2 of Amendment No. 2 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on January 28, 2005).

      h.       Not Applicable.

      i.       Not Applicable.

      j.1. Form of Custodian Agreement (Incorporated by reference to Exhibit j of Amendment No. 1 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on November 1, 2004).

      j.2. Form of Custodian Agreement with Wachovia Bank, National Association (Incorporated by reference to Exhibit j.2 of Amendment No. 2 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on January 28, 2005).

      k.1. Administration Agreement (Incorporated by reference to Exhibit k.1 of Amendment No. 1 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and
               Exchange Commission on November 1, 2004).

      k.2. Escrow Agreement (Incorporated by reference to Exhibit k.2 of Amendment No. 1 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on November 1, 2004).

      l.       Not Applicable.

      m.       Not Applicable.

      n.       Not Applicable.

      o.       Not Applicable.

      p.       Not Applicable.

      q.       Not Applicable.

      r. Code of Ethics (Incorporated by reference to Exhibit r of Amendment No. 1 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on November 1, 2004).

Item 25. Marketing Arrangements: Not Applicable.

Item 26. Other Expenses of Issuance and Distribution:

Legal fees and Accounting Fees             $ 390,000
Blue Sky fees                              $  10,000
Printing, Engraving and Offering           $ 156,000
Travel                                     $  79,000
Miscellaneous                              $  70,000

    Total                                  $ 705,000

Item 27. Persons Controlled by or Under Common Control with Registrant:

     After completion of the private offering of shares, the Registrant expects that no person will be directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Madison Harbor Capital Management, LLC, the adviser of the Registrant. Information regarding the ownership of Madison Harbor Capital Management, LLC will be set forth in its Form ADV, to be filed with the Commission.

Item 28. Number of Holders of Securities:

TITLE OF CLASS                                  NUMBER OF RECORDHOLDERS
--------------                                  -----------------------
Common Stock, par value $0.0001                 128

Item 29. Indemnification:

     Reference is made to Article VI, Sections 1 and 2 of the Registrant's Amended and Restated Bylaws, which provide that the Registrant shall, to the maximum extent permitted by the Maryland General Corporation Law, the 1940 Act, and any other applicable law as in effect from time to time (collectively, "Law"), indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former Shareholders, (b) any individual who is a present or former director or officer of the Registrant or (c) any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Shareholders, director or officer of the Registrant (an "INDEMNITEE"). The Registrant shall, to the maximum extent permitted by Law, provide such indemnification and advancement of expenses to a person who served a predecessor of the Registrant in any of the capacities described in (b) or (c) above (and such person shall also be deemed to be an "Indemnitee"). The Registrant shall also, to the maximum extent permitted by Law, provide such indemnification and advancement of expenses, with the approval of the Board of Directors, to any employee or agent of the Registrant or a predecessor of the Registrant (and such person shall also be deemed to be an "Indemnitee").

     The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee, or agent of the Registrant, or who is or was serving at the request of the Registrant as an individual general partner, director, officer, employee or agent of another managed investment company, against certain liability asserted against and incurred by, or arising out of , his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person or any act for which the Registrant itself is not permitted to indemnify.

Item 30. Business and Other Connections of Investment Adviser:

     The disclosure set forth under the section entitled "Management," and the subsection entitled "Investment Adviser" therein, as set forth in the Private Placement Memorandum contained in Amendment No. 1 to the Registration Statement, filed on November 1, 2004, is incorporated herein by reference.

Item 31. Location of Accounts and Records:

     The Registrant maintains at its principal office physical possession of each account, book or other document required to be maintained by Section 31(a) of the 1940 Act and the rules thereunder.

Item 32. Management Services:

     Not Applicable.

Item 33. Undertakings:

     Not Applicable.

                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York in the State of New York on the 22nd day of July, 2005.


                                        MADISON HARBOR BALANCED STRATEGIES, INC.


                                          By:  /s/ Edward M. Casal
                                               ---------------------------------
                                               Edward M. Casal
                                               Chief Executive Officer